Exhibit (a)(5)(J)

2825 Airview Boulevard Kalamazoo, MI 49002

Date: April 27, 2020

Stryker Extends Cash Tender Offer for All Outstanding Shares of Wright Medical

Kalamazoo, Michigan – (April 27, 2020) – Stryker (NYSE: SYK) announced today that Stryker B.V., an indirect, wholly owned subsidiary of Stryker, has extended the offering period of its previously announced cash tender offer for all outstanding ordinary shares of Wright Medical Group N.V. (NASDAQ: WMGI). The tender offer is being made pursuant to the purchase agreement, dated November 4, 2019, among Stryker, Stryker B.V. and Wright Medical.

The tender offer is now scheduled to expire at 5:00 p.m., Eastern Time, on June 30, 2020, unless the tender offer is further extended or earlier terminated in accordance with the purchase agreement.

American Stock Transfer & Trust Company, LLC, the depositary for the tender offer, has advised Stryker B.V. that as of 5:00 p.m., Eastern Time, on April 24, 2020, the last business day prior to the announcement of the extension of the offer, 5,343,007 Wright Medical ordinary shares (excluding Wright Medical ordinary shares tendered pursuant to guaranteed delivery procedures), representing approximately 4.2% of the outstanding Wright Medical ordinary shares, have been validly tendered pursuant to the tender offer and not properly withdrawn and an additional 534,244 Wright Medical ordinary shares, representing approximately 0.4% of the outstanding Wright Medical ordinary shares, had been tendered pursuant to guaranteed delivery procedures. Shareholders who have already tendered their Wright Medical ordinary shares do not have to re-tender their shares or take any other action as a result of the extension of the expiration date of the tender offer.

Completion of the tender offer remains subject to the conditions described in the tender offer statement on Schedule TO filed by Stryker B.V. with the U.S. Securities and Exchange Commission on December 13, 2019, as amended. The tender offer will continue to be extended until all conditions are satisfied or waived, or until the tender offer is terminated, in either case pursuant to the terms of the purchase agreement and as described in the Schedule TO.

Innisfree M&A Incorporated is acting as information agent for the tender offer. Requests for documents and questions regarding the tender offer may be directed to Innisfree M&A Incorporated by telephone, toll-free at (888) 750-5834 for shareholders, or collect at (212) 750-5833 for banks and brokers.

About Stryker

Stryker is one of the world’s leading medical technology companies and, together with its customers, is driven to make healthcare better. The company offers innovative products and services in Orthopaedics, Medical and Surgical, and Neurotechnology and Spine that help improve patient and hospital outcomes. More information is available at www.stryker.com.

Forward-looking statements

This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: the impact of the COVID-19 pandemic and related policies and actions by governments or third parties; the failure to satisfy any of the closing conditions to the acquisition of Wright, including the receipt of any required regulatory clearances (and the risk that such clearances may result in the imposition of conditions that could adversely affect the expected benefits of the transaction); delays in consummating the acquisition of Wright; unexpected liabilities, costs, charges or expenses in connection with the acquisition of Wright; the effects of the proposed Wright transaction (or the announcement thereof) on the parties relationships with employees, customers, other business partners or governmental entities; weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products, including Wright products; potential supply disruptions; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the ultimate total cost with respect to recall-related matters; the impact of investigative and legal proceedings and compliance risks; resolution of tax audits; the impact of the federal legislation to reform the United States healthcare system; costs to comply with medical device regulations; changes in financial markets; changes in the competitive environment; our ability to integrate and realize the anticipated benefits of acquisitions in full or at all or within the expected timeframes, including the acquisition of Wright; and our ability to realize anticipated cost savings. Additional information concerning these and other factors is contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We disclaim any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in our expectations or in events, conditions or circumstances on which those expectations may be based, or that affect the likelihood that actual results will differ from those contained in the forward-looking statements.

Additional Information and Where to Find It

The tender offer for Wright’s outstanding ordinary shares referenced herein commenced on December 13, 2019. This communication is not a recommendation, an offer to purchase or a solicitation of an offer to sell ordinary shares of Wright or any other securities. On December 13, 2019, Stryker filed with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO, and Wright filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9. SHAREHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS TO ANY OF THE FOREGOING), AS THEY WILL CONTAIN IMPORTANT INFORMATION THAT PERSONS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR ORDINARY SHARES. Shareholders can obtain these documents when they are filed and become available free of charge from the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Stryker will be available free of charge on Stryker’s website, www.stryker.com, or by contacting Stryker’s investor relations department at katherine.owen@stryker.com. Copies of the documents filed with the SEC by Wright will be available free of charge on Wright’s website, www.wright.com, or by contacting Wright’s investor relations department at julie.dewey@wright.com. In addition, Wright shareholders may obtain free copies of the tender offer materials by contacting Innisfree M&A Incorporated, the information agent for the tender offer, toll free at (888) 750-5834.

Contacts

For investor inquiries please contact:

Katherine Owen, Vice President, Strategy & Investor Relations at 269-385-2600 or katherine.owen@stryker.com

For media inquiries please contact:

Yin Becker, Vice President, Communications, Public Affairs and Corporate Marketing at 269-385- 2600 or yin.becker@stryker.com